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                                                                       EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of July 26, 2005 , by and between LESCO, Inc., an Ohio corporation ("Seller"), and Turf Care Supply Corp., a Delaware corporation ("Buyer"). An index of defined terms used in this Agreement is attached as EXHIBIT A to this Agreement and made a part hereof.

                                    RECITALS

     A. Seller is a manufacturer and distributor of lawn care and golf course products, primarily for the professional turf care industry.

     B. Buyer is Delaware corporation formed for the purpose of manufacturing and distributing fertilizer and other turf care products for Seller and others.

     C. On the terms and conditions hereinafter set forth, Seller desires to sell, and Buyer desires to purchase, substantially all of the assets used by Seller in the manufacture and/or distribution of fertilizers, seed, control products, combination products, pest control and related products (collectively, "Products").

     NOW, THEREFORE, in consideration of the foregoing recitals and of the respective covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                             ASSETS TO BE PURCHASED

     Section 1.1. Description of Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, all right, title and interest of Seller in and to all assets, properties and rights of Seller (including all assets used by any of the Transferred Employees) that are required for or used primarily in the manufacture and/or distribution of the Products and the operations ancillary thereto in a manner consistent with the past practice of Seller (collectively, the "Purchased Assets") pursuant to a General Conveyance, Assignment, Bill of Sale and Assumption Agreement in the form of EXHIBIT B attached hereto and made a part hereof (the "Assignment and Assumption Agreement"), including but without limitation the following:

          (a) The owned real property located in Martins Ferry, Ohio (manufacturing plant), Hatfield, Massachusetts (manufacturing plant plus the approximately 28 acres of vacant land there), and Silverton, Oregon (manufacturing plant building located on ground lease space), as further described on SCHEDULE 1.1(A) (the "Owned Real Property"), and the rights and claims under the leases of real property located in Silverton, Oregon (ground lease for manufacturing plant), Sebring, Florida (manufacturing plants and distribution center), Atlanta, Georgia (distribution center), and Westfield, Massachusetts (distribution center), as further described on SCHEDULE 1.1(A) (the "Leased Real Property");

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          (b) The equipment, machinery, computer hardware and fixtures required for or used primarily in the manufacture or distribution of the Products or the operations ancillary thereto including those described on SCHEDULE 1.1(B) (the "Equipment");

          (c) The furniture, supplies, vehicles and other tangible personal property required for or used primarily in the manufacture or distribution of the Products or the operations ancillary thereto including those described on
SCHEDULE 1.1(C) (the "Personal Property");

          (d) The raw materials, supplies, component parts, work-in-process, finished goods inventory (other than inventory that is obsolete or unsaleable in the ordinary course of Seller's business, any inventory on any LESCO "phase-out", "watch list", "Discontinued", "Liquidate" or "Purge" lists, or any inventory located at a LESCO Service Center(R) or on any LESCO Stores-on-Wheels(R)) and packaging used in the manufacture or distribution of the Products including those described on SCHEDULE 1.1(D) (the "Inventory");

          (e) The licenses, permits, consents, authorizations, and certificates of any regulatory, administrative or other government agency or body (to the extent the same are transferable) required for or used primarily in the manufacture or distribution of the Products or the operations ancillary thereto including those described on SCHEDULE 1.1(E) (the "Permits");

          (f) The leases of equipment or other tangible personal property (including vehicles) required for or used primarily in the manufacture or distribution of the Products or the operations ancillary thereto including those described on SCHEDULE 1.1(F) (the "Personal Property Leases");

          (g) All contracts, agreements, contract rights, leases and license agreements (each, a "Contract") to which Seller is a party that are required for or used primarily in the manufacture or distribution of the Products or the operations ancillary including those that are described on SCHEDULE 1.1(G) including, but not limited to, Seller's Contracts with suppliers, third party logistics providers ("3PLs"), freight carriers (e.g., Penske), Seller's distribution agreements relating to the distribution of third-parties' consumable products, Seller's Collective Bargaining Agreement covering certain of its employees at the Martins Ferry, Ohio facility, and, subject to Section 1.6, customers, provided that this Agreement will not constitute an assignment of any Contracts with (i) any of (or any successor-in-interest to any of) Seller's national sales account customers as of the Contract Date, (ii) Home Depot, (iii) any professional pest control service provider; or (iv) any professional turf care service provider;

          (h) All rights, claims and credits to the extent relating to any Purchased Asset or any Assumed Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights (but expressly excluding any rights, claims and credits of Seller (i) against any applicable workers compensation fund or coverage, (ii) against FirstEnergy Corporation and/or its insurer for alleged losses suffered by Seller in Belmont County, Ohio due to flood damage to certain if Seller's inventory,
(iii) providing coverage for any Retained Liability), (iv) pursuant to the Corporate Knight Services production facilities audit of utility bills and equipment purchases to evaluate possible sales tax refunds, or


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(v) pursuant to the Colonial Tax Sales/Use Tax Consulting Agreement for the
audit /refund of state and local sales and use taxes;

          (i) All books, records, manuals, documents, and local phone numbers and fax numbers at the Owned Real Property and the Leased Real Property required for or used primarily in the manufacture or distribution of the Products or the operations ancillary thereto;

          (j) All credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that are related to the manufacture or distribution of the Products (but not any vendor rebates that were earned during Seller's ownership of the Purchased Assets but are paid or credited thereafter); and

          (k) All unregistered, proprietary processes known to the Transferred Employees and required for or used primarily in the manufacture or distribution of the Products or the operations ancillary thereto (but not, for avoidance of doubt, any of the other Proprietary Rights listed on Schedule 3.2(n) hereto).

     Section 1.2. Non-Assignment of Certain Assets. Seller represents and warrants to Buyer that SCHEDULE 1.2 lists and describes all Contracts, leases for Leased Real Property and Permits that are non-assignable or the assignment of which pursuant hereto requires the consent of any other party thereto, gives any party thereto a right of termination or requires the payment of any premium or penalty or the imposition of any other burden (including termination) if consent is not obtained. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Contracts, leases for Leased Real Property or Permits shall require the consent of any other party (or if any thereof is non-assignable), neither this Agreement nor any action taken pursuant thereto will constitute an assignment or an attempt to make an assignment thereof if that assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof. In each such case, Seller shall use its commercially reasonable efforts to obtain the consent of the applicable party to an assignment thereof to Buyer, provided that the receipt of such consents shall not be a condition to the Closing except to the extent set forth on SCHEDULE 1.2. If any such consent is not obtained, then until such consent is obtained or Buyer otherwise enters into a new Contract, lease for Leased Real Property or Permit, as applicable, with such third Person (or otherwise replaces such Contract, lease for Leased Real Property or Permit), Seller shall cooperate with Buyer in any commercially reasonable arrangement designed to provide for Buyer the benefits of such Contracts, leases for Leased Real Property and Permits including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, or any other form of entity (each, a "Person") or any government, or any agency or political subdivision thereof (each, a "Governmental Authority") with respect to such Contracts, leases for Leased Real Property and Permits; and provided, further, that, notwithstanding anything to the contrary herein, Seller shall be entitled (but not obligated) to continue to perform any such agreement for so long as Seller is unable to terminate such agreement without such payment, and Buyer shall reimburse Seller for all costs and expenses incurred by Seller in continuing any such agreements, provided that Buyer receives the benefits thereunder.


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     Section 1.3. Excluded Assets. Anything in this Agreement to the contrary notwithstanding, all assets of Seller other than the Purchased Assets shall be retained by Seller and are not being sold, conveyed or assigned to Buyer hereunder (collectively, the "Excluded Assets"). For avoidance of doubt, the Purchased Assets do not include (i) any inventory at LESCO Service Centers(R) or on any LESCO Stores-on-Wheels(R), (ii) any accounts receivable, (iii) the lease agreement for LESCO's headquarters in downtown Cleveland, Ohio, (iv) any LESCO Service Centers(R), (v) any LESCO Stores-on-Wheels(R), (vi) any assets used by Seller in the distribution of Products from or between LESCO Service Centers(R), LESCO Stores-on-Wheels(R) and/or Seller's customers, or (vii) all Proprietary Rights, whether registered or unregistered, statutory or common law (except for unregistered, proprietary processes known to the Transferred Employees and required for or used primarily in the manufacture or distribution of the Products or the operations ancillary thereto, as specified in Section 1.1(k) hereof).

     Section 1.4. Assumption of Certain Obligations. Subject to the provisions of this Agreement, from and after the Closing Date, Buyer shall, by the Assignment and Assumption Agreement, assume only (i) the liabilities and obligations relating to occurrences arising after the Closing under the leases for Leased Real Property, Personal Property Leases, Contracts and Permits forming part of the Purchased Assets, (ii) all obligations (including under the Employee Benefit Plan described as "Health Plan Upper Ohio Valley/Rx" on
Schedule 3.2(i) hereto) to Transferred Employees that relate to occurrences after the Closing Date; and (iii) all accrued vacation, sick pay, paid time off and bonuses owing from Seller to the Transferred Employees (collectively, the "Assumed Liabilities").

     Section 1.5. Retained Liabilities. With the exception of the Assumed Liabilities, Buyer shall not assume or otherwise be responsible for any liability or obligation of Seller, liabilities related to the manufacture and/or distribution of the Products prior to the Closing, or claims of such liability or obligation (individually, a "Retained Liability" and collectively, the "Retained Liabilities"), including, without limitation, those arising from or in connection with: (a) the Excluded Assets; (b) the Purchased Assets to the extent relating to or stemming from periods occurring prior to the Closing; or (c) any federal, state, local, provincial or other income, capital gain or other tax payable with respect to the Seller, the Products or the Purchased Assets for any period prior to the Closing Date.

     Section 1.6 Customers. Notwithstanding anything herein to the contrary, with respect to any customer Contracts assigned hereunder providing for the supply of raw material used to make sulfur-coated urea ("SCU") for Seller's customers ("SCU Customer Contracts"), through December 31, 2005, Seller shall be entitled to all the benefits, and responsible for all the liabilities, under such SCU Customer Contracts. To the extent Buyer receives any amounts under such SCU Customer Contracts relating to periods on or prior to December 31, 2005, it shall promptly pay such amounts to Seller. All liabilities relating to periods ending on or prior to December 31, 2005 shall constitute Retained Liabilities. Buyer shall be entitled to all amounts under such SCU Customer Contracts relating to periods beginning on an after January 1, 2006, and any liabilities arising from events on or after January 1, 2006 shall constitute Assumed Liabilities.


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                                   ARTICLE II.
                                 PURCHASE PRICE

     Section 2.1. Consideration(a). Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Assets, the Assumed Liabilities and the other covenants and agreements of Seller hereunder, and in full payment therefor, at the Closing, Buyer shall pay to Seller an amount equal to the Inventory Value of the Inventory (the "Purchase Price"). For purposes of the foregoing, "Inventory Value" shall equal the value of the Inventory as of the Closing Date as determined in accordance with U.S. generally accepted accounting principles applied consistently with Seller's prior practice ("GAAP"), provided that Seller shall not sell, nor shall Buyer purchase, more than $53,100,000 of Inventory pursuant to this Agreement. To the extent Buyer inadvertently acquires and pays for any Inventory that should have been excluded pursuant to Section 1.1(d) hereof, it shall promptly be reimbursed therefor by LESCO and shall make reasonable arrangements with LESCO regarding the return or disposition thereof. Buyer shall assume all accrued vacation, sick pay, paid time off and bonuses owing from Seller to the Transferred Employees, and Buyer shall receive a credit toward the payment of the Purchase Price for the aggregate dollar amount thereof. Seller and Buyer shall cooperate in good faith in an effort to identify by the Closing Date other accounts payable of LESCO that may be assumed by Buyer hereunder and credited against the payment of the Purchase Price, it being Buyer's desire to assume that amount of LESCO's accounts payable that would reduce the cash portion of the Purchase Price payable by Buyer to $25,000,000.

     Section 2.2. Allocation of Consideration. Buyer and Seller agree that the Purchase Price will be allocated solely to Inventory, and that no dollar amount shall be allocated to any of the other Purchased Assets. Buyer and Seller agree to be bound by that allocation for Federal income tax, and all other, purposes and to file all applicable tax returns and other filings in accordance therewith.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

     Section 3.1. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that, as of the date hereof and as of the Closing Date:

          (a) Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted and as contemplated by this Agreement.

          (b) Authorization. Buyer has the requisite power and authority (corporate and other) to (i) enter into this Agreement, a Long-Term Supply Agreement in the form of EXHIBIT C attached hereto and made a part hereof (the "Long-Term Supply Agreement"), a Transitional Services Agreement in the form of EXHIBIT D attached hereto and made a part hereof (the "TSA"), and the other documents to be executed and delivered in connection herewith and therewith (collectively, the "Transaction Documents"), (ii) perform its obligations hereunder and thereunder and (iii) consummate the transactions contemplated hereby and thereby. Buyer has


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taken all necessary corporate action with respect to its authorization, execution and delivery of the Transaction Documents. The Transaction Documents (other than the Long-Term Supply Agreement and TSA) constitute valid and binding obligations of Buyer and are enforceable against Buyer in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar federal or state laws or judicial decisions of general application, to general principles of equity, to judicial discretion, and to general principles of interpretation and rules of construction of contracts (the "Exceptions")). The Long-Term Supply Agreement and TSA will, when executed and delivered by the parties, constitute the valid and binding obligation of Buyer and, subject to the Exceptions, will be enforceable against Buyer in accordance with its terms.

          (c) No Conflicts. Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents nor the consummation by Buyer of the transactions contemplated hereby and thereby nor compliance by Buyer with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of Buyer;
(ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or result in the creation of any Lien upon any of the properties of Buyer under, any mortgage, indenture, deed of trust, contract, agreement or other instrument or commitment or obligation to which Buyer or any of its properties may be bound or by which any thereof may be affected; (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to Buyer or any of its properties, except for such violations that would not separately or in the aggregate have a Material Adverse Effect on Buyer; or (iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Person or Governmental Authority, except if the failure to obtain any such consent, approval, declaration or authorization or to make any such registration or filing would not have a Material Adverse Effect on Buyer or except to the extent any such consent, approval or authorization of, or notice to, or declaration, filing or registration has been obtained or made.

          For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the Purchased Assets or on the manufacture or distribution of the Products or the ability of the applicable party to fulfill its obligations under this Agreement or the other Transaction Documents.

          (d) Legal Proceedings, etc. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial (an "Action"), filed, pending or, to the knowledge of Buyer, threatened against Buyer, at law or in equity, before any Governmental Authority, that might have an adverse effect on its ability to perform any of its obligations under this Agreement or upon the consummation of the transactions contemplated by this Agreement.

          (e) Brokers and Finders. Neither Buyer nor any of its officers, directors, employees or agents has engaged any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses, and no broker or finder has acted directly or indirectly for Buyer, in connection with this Agreement or the transactions contemplated hereby.


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     Section 3.2. Representations and Warranties of Seller. Seller represents and warrants to Buyer that, as of the date hereof and as of the Closing Date:

          (a) Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted. SCHEDULE 3.2(A) lists each jurisdiction where Seller is authorized, qualified or licensed to conduct business by virtue of its current manufacture of the Products.

          (b) Authorization. Seller has the requisite power and authority (corporate and other) to (i) enter into this Agreement and the other Transaction Documents, (ii) perform its obligations hereunder and thereunder and (iii) consummate the transactions contemplated hereby and thereby. Seller has taken all necessary corporate action with respect to the authorization, execution and delivery of this Agreement and the other Transaction Documents. The Transaction Documents (other than the Long-Term Supply Agreement) constitute valid and binding obligations of Seller and, subject to the Exceptions, are enforceable against Seller in accordance with their respective terms. The Long-Term Supply Agreement will, when executed and delivered by the parties, constitute the valid and binding obligation of Seller and, subject to the Exceptions, will be enforceable against Seller in accordance with its terms. No approval or consent is required from or by Seller's shareholders to enter into or consummate the transactions contemplated hereby the Transaction Documents.

          (c) No Conflicts. Neither the execution and delivery by Seller of this Agreement or the other Transaction Documents nor the consummation by Seller of the transactions contemplated hereby and thereby nor compliance by Seller with any of the provisions hereof and thereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or regulations of Seller; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination, give anyone a right of termination or result in the creation of any Lien upon any of the Purchased Assets under any mortgage, indenture, deed of trust, license, contract, agreement or other instrument or commitment or obligation by which Seller or any of the Purchased Assets may be bound or by which any thereof may be affected (notwithstanding Section 1.2 of this Agreement); (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to Seller or any of the Purchased Assets, except for such violations that would not separately or in the aggregate have a Material Adverse Effect; or (iv) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Person or Governmental Authority, except if the failure to obtain any such consent, approval, declaration or authorization or to make any such registration or filing would not have a Material Adverse Effect or except to the extent any such consent, approval or authorization of, or notice to, or declaration, filing or registration has been obtained or made.

          (d) Compliance With Law; Authorizations; Permits. Except as set forth on SCHEDULE 3.2(D), Seller is not in violation of any, law, ordinance, governmental or regulatory rule or regulation, judgment, decision or order, whether federal, state or local, to which the Purchased Assets or Seller's manufacture of the Products are subject (collectively, "Regulations")"), except for any failure to comply which would not have a Material Adverse


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Effect. Except as set forth on SCHEDULE 3.2(D), Seller has procured and is now in possession of, and is in material compliance with, all Permits required by any applicable Governmental Authority for the manufacture or distribution of the Products in each jurisdiction wherein Seller is now conducting or proposes to conduct business. A list of all Permits used in the manufacture or distribution of the Products is set forth on SCHEDULE 3.2(D).

          (e) Condition and Sufficiency of and Title to Purchased Assets. Except as set forth on SCHEDULE 3.2(E), (i) the Purchased Assets are in good condition and working order for the manufacture of the Products in the manner that Seller manufactured and distributed the Products immediately prior to the Closing Date and in the manner that Buyer will be obligated to manufacture and distribute the Products under the Long-Term Supply Agreement (assuming the same quantity and quality of Products as Seller manufactured and distributed immediately prior to the Closing Date), ordinary wear and tear excepted, (ii) except for purchases of replenishable raw materials and other supplies necessary to fill orders for Products, and except for the Excluded Assets and Seller's computer systems that are not being acquired by Buyer, the Purchased Assets are sufficient, and include all assets necessary and material, to manufacture and distribute the Products in the manner that Seller manufactured and distributed the Products immediately prior to the Closing Date (excluding, for clarity, the operations associated with the Excluded Assets) and (iii) the Inventory is in a useable and saleable condition in the ordinary course of Seller's business and meets all specifications and quality requirements under the Long Term Supply Agreement. Except as set forth on SCHEDULE 3.2(E), Seller owns and has good, valid and marketable title to, or a valid right to use, all of the Purchased Assets. Except for a security interest in favor of Seller's senior lending group which will be released as of the Closing, each of the Purchased Assets is held free and clear of all mortgages, liens, leases or other possessory interests, security interests, restrictive covenants, negative pledges, encumbrances, restrictions, rights of way, defects of title of any nature whatsoever or any interest of any third party therein ("Liens"), except for the Liens set forth on
SCHEDULE 3.2(E) (the "Permitted Liens").

          (f) Environmental Matters.

               (i) To the knowledge of Seller, except as set forth on SCHEDULE 3.2(F) (or disclosed in any report or assessment listed thereon), (A) Seller's operation and use of any Owned Real Property or Leased Real Property and use of any Hazardous Materials thereon or transport to or therefrom currently are in compliance in all material respects with all Environmental, Health and Safety Laws that apply to that property and the operations thereon; (B) there has been no Release of any Hazardous Material on the Leased Real Property or the Owned Real Property or any former owned or leased property used in the manufacture or distribution of the Products for which Buyer could be liable; and (C) Seller has not received any notice alleging in any manner that Seller is responsible for any Release of Hazardous Materials or any costs or liabilities arising under or material violation of any law relating to Environment, Health and Safety Laws. Seller has made available to Buyer copies of all environmental audits or other studies or reports listed on SCHEDULE 3.2(F). Except as set forth on SCHEDULE 3.2(F), there are no judicial or administrative proceedings pending or, to Seller's knowledge, threatened against Seller arising under or relating to any Environment, Health and Safety Law or making any claim based on any Environment, Health and Safety Law. Except as set forth on SCHEDULE 3.2(F), to Seller's knowledge, neither the Leased Real Property nor the Owned Real Property is


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subject to any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted or arising under any Environmental, Health and Safety Laws and no liens are now existing against any such properties. Except as set forth on SCHEDULE 3.2(F), to Seller's knowledge, no Hazardous Materials are required to be remediated from any of the Owned Real Property or Leased Real Property or from any formerly owned or leased real property used in the manufacture or distribution of the Products for which Buyer could be liable. Except as set forth on SCHEDULE 3.2(F), to Seller's knowledge, Seller has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual Release of any Hazardous Material onsite or on or at any offsite location. Except as set forth on SCHEDULE 3.2(F), no above-ground or underground storage tanks are located at any Owned Real Property or Leased Real Property. Except as set forth on SCHEDULE 3.2(F), to Seller's knowledge, there are no Hazardous Materials in any of the Owned Real Property or Leased Real Property having a concentration level above what is permitted under Environmental, Health and Safety Laws to allow for the unrestricted use of such properties.

          For purposes of this Agreement, the term "Environmental, Health and Safety Laws" means any applicable federal, state, or local statute, law, ordinance, code, order, injunction, decree or ruling, and any regulations promulgated thereunder that regulates or controls (A) pollution, contamination, or the condition of groundwater, surface water, soil, sediment or air or (B) a spill, leak, emission, discharge, release or disposal into groundwater, surface water, soil, sediment or air.

          For purposes of this Agreement, the term "Hazardous Substances" means any toxic substance, hazardous substance, hazardous waste, hazardous material, solid waste, residual waste, infectious waste, contaminant, pollutant, or constituent thereof, whether solid, semi-solid, liquid or gaseous, that is regulated, listed or controlled by or under any applicable Environmental, Health and Safety Laws.

          For purposes of this Agreement, the term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

          (g) Brokers and Finders. Except for Western Reserve Partners, LLC, the fees and expenses of which are solely the responsibility of Seller, Seller has not engaged any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses, and no broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereby.

          (h) Legal Proceedings, etc. Except as set forth on SCHEDULE 3.2(H), there is no material Action filed, pending or, to the knowledge of Seller, threatened against Seller involving or relating to the manufacture or distribution of the Products, the Purchased Assets, this Agreement or the transactions contemplated hereby, at law or in equity, before any Governmental Authority.

          (i) Employee Benefits. Seller and its affiliates have complied in all respects with all of its and their obligations under each Employee Benefit Plan maintained by Seller or its


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affiliates and all law, rules and regulations applicable to such plans, and each such plan has, at all times, been administered so as to comply with all applicable law, except to the extent noncompliance would not have a Material Adverse Effect on Seller. SCHEDULE 3.2(I) lists all written bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all written employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, and all other material employee benefit plans, contracts or arrangements which cover Transferred Employees including, but not limited to, "employee benefit plans" described in Section 3(3) of ERISA (the "Employee Benefit Plans"). Seller has furnished to the Buyer true and correct copies of all documents evidencing plans, obligations, or arrangements referred to in SCHEDULE 3.2(I) (or true and correct written summaries of such plans, obligations, or arrangements to the extent not evidenced by documents).

Seller does not maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise) with respect to any "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA. There are no defined benefit pension benefits accrued or payable to any Transferred Employee, or provided under any Employee Benefit Plan under which any benefit accrues to any Transferred Employees. No Employee Benefit Plan contains any provision that would prohibit the transactions contemplated by this Agreement or that would give rise to any severance, termination or other payments to a Transferred Employee solely as a result of the transactions contemplated by this Agreement.

Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title 1 of ERISA, Seller does not have any obligation to any current employee upon retirement, under any Employee Benefit Plan for health or life benefits. There are no split dollar life or key man executive insurance agreements for any Transferred Employee.

          (j) Contracts and Commitments. Except for Excluded Assets and open purchase and sale orders entered in the ordinary course of business consistent with past practices, SCHEDULES 1.1(A), 1.1(F) AND 1.1(G) list or briefly describe all Contracts to which Seller is a party (whether or not legally bound thereby) that relate primarily to the manufacture of the Products. Subject to
Section 1.2 of this Agreement, all such Contracts constitute Purchased Assets hereunder. Except for a security interest in favor of Seller's senior lending group, which will be released as of the Closing, Seller has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any Contract. To Seller's knowledge, Seller is not in material violation or default of any Contract that constitutes (or with consent would constitute) a Purchased Asset. To Seller's knowledge, no third party to any such Contract is in material breach or violation thereof, and such Contracts are binding on and enforceable against such third party. No employee will become entitled to any additional compensation payable as a result of the transactions contemplated hereby.

          (k) Availability of Documents. Seller has made available to Buyer copies of all documents, including, without limitation, all agreements, Contracts, commitments, plans, instruments, undertakings and Proprietary Rights, listed in the Schedules hereto or referred to herein.

          (l) Insurance. Seller is insured by insurers unaffiliated with Seller with respect to the Purchased Assets and its manufacture and distribution of the Products in such amounts and against such risks as are adequate to protect the Purchased Assets (when owned by Seller) in accordance with normal industry practice. A list of such insurance policies is attached hereto as SCHEDULE 3.2(L), which sets forth with respect to each such policy a description of the insured loss coverage, the dollar limitations of coverage and whether such policy is claims based or insurance based. To Seller's knowledge, no facts or circumstances (other than the sale contemplated by this Agreement) exist that would cause Seller to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of Seller.

          (m) [Intentionally deleted.]

          (n) Proprietary Rights. Set forth on SCHEDULE 3.2(N) is a complete list of all Proprietary Rights that are material to the manufacture or distribution of the Products (or the operations ancillary thereto) (for avoidance of doubt, Section 1.1(k) (and not this Section 3.2(n)) governs the Proprietary Rights that are being assigned to Buyer hereunder). To Seller's knowledge, except as set forth on SCHEDULE 3.2(N), neither the Proprietary Rights nor Seller's use thereof (or Buyer's prospective use thereof pursuant to the Long-Term Supply Agreement) infringes upon any copyright, patent, trademark, trade name, service mark or proprietary right of another Person. No claims have been made to Seller by any person that (x) Seller does not own or have the right to use any Proprietary Rights included within the Transferred Assets, or (y) that the use of any Proprietary Rights included within the Transferred Assets by Seller infringes upon the intellectual property rights of a third party. Seller has taken all reasonable steps as it, in its business judgment, deemed prudent and practicable, to protect its Proprietary Rights.

     For purposes of this Agreement, "Proprietary Rights" means all of the following: (i) trademarks and service marks, trade dress, logos, trade names and other indications of origin, applications or registrations in the United States of America and Canada pertaining to the foregoing and all goodwill associated therewith, but not including any rights to the LESCO name or trademark or any trademarks or trade names that include or incorporate the LESCO name; (ii) inventions, discoveries, improvements, ideas, formula methodology, processes, technology, computer software, source code, object code, development documentation, programming tools, drawings, specifications and data, but excluding off-the-shelf software) and patents in the United States of America and Canada pertaining to the foregoing, including re-issues, continuations, divisions, continuations in part, renewals or extensions; (iii) trade secrets, including confidential information and the right in the United States of America and Canada to limit the use or disclosure thereof; (iv) copyrighted works, mask works or other works, applications or registrations in the United States of America and Canada for the foregoing; (v) database rights; and (vi) Internet Web sites and associated content and data, domain names and applications and registrations pertaining thereto.

          (o) Financial Statements. The quarterly and annual financial statements included in filings made by Seller with the United States Securities and Exchange Commission ("SEC") since 2003 have been prepared in accordance with GAAP, subject to any exceptions stated therein and subject, in the case of financial statements included in Seller's quarterly reports, to year end adjustments, the absence of footnotes and a physical inventory. Such financial statements fairly present in all material respects the financial position, results of operations and cash flows of Seller as at the respective dates thereof and for the respective periods indicated therein. All unaudited monthly or quarterly financial statements prepared by or on behalf of Seller which have been delivered by or on behalf of Seller to Buyer fairly present in all material respects the financial position, results of operations and/or cash flows set forth therein as at the respective dates thereof and for the respective periods indicated therein.

          (p) Absence of Material Change. Subject to the "Risk Factors" and other disclosures set forth in Seller's filings with the SEC, and except as set forth on Schedule 3.2(p), since January 1, 2004, (i) there has been no casualty of any nature with respect to the Purchased Assets that has resulted in a Material Adverse Effect thereon, nor any change in the financial condition, operations, assets, or business of Seller that would have a Material Adverse Effect on the Purchased Assets or Buyer, and (ii) Seller has operated only in the ordinary course and has not made any material change in any pricing, purchasing, allowance or accounting practice, policy or method.

          (q) Suppliers. During the period beginning January 1, 2004, no material supplier to Seller that relates to the manufacture or distribution of the Products (other than Syngenta) has terminated its relationship with or adversely curtailed its accommodations, sales or services to Seller or, to Seller's knowledge, has indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services, including as a result of the transactions contemplated hereby.

          (r) Employment Matters. To the knowledge of Seller, no executive or manager associated with the manufacture or distribution of the Products plans to terminate his or her employment, including as a result of the transactions contemplated hereby. Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health pertaining to employees associated with the manufacture or distribution of the Products, and Seller is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no unfair labor practice, charge or complaint or any other matter against or involving Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any court or other Governmental Authority pertaining to the manufacture or distribution of the Products. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Seller, threatened against Seller pertaining to the manufacture or distribution of the Products. Except as set forth on SCHEDULE 3.2(R), Seller is not a party to any collective bargaining agreement or other labor union contract, nor to Seller's knowledge are there any activities or proceedings of any labor union to organize any employees associated with the manufacture or distribution of the Products. Seller is in material compliance with all collective bargaining agreements or other labor union contracts, including with respect to any consultations, bargaining or negotiations required thereunder or under applicable law in connection with the transactions contemplated hereby. Except as set forth on SCHEDULE 3.2(R), there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Seller pertaining to any employee associated with the manufacture or distribution of the Products. All employment, change-in-control, severance and retention agreements and contracts are listed on SCHEDULE 3.2(R) or elsewhere in Seller's Disclosure Schedules. Except as disclosed in the agreements listed in SCHEDULE 3.2(R) or elsewhere in Seller's Disclosure Schedules, none of the Transferred Employees will become entitled to any bonuses, commissions or other payments as a result of the transactions contemplated hereby. None of the Transferred Employees have been improperly classified prior to the Closing Date as being independent contractors or leased employees rather than employees, except to the extent that such misclassification will not result in a material liability of Buyer.

          (s) SEC Filings. During the prior five years, Seller has filed all forms, reports and documents with the SEC as required under applicable securities laws and regulations. During such period, all such forms, reports and documents filed by Seller with the SEC, (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed omit any documents required to be filed as exhibits thereto.

          (t) Real Property. No condemnation proceeding is pending or, to the knowledge of Seller, threatened which would impair the occupancy, use or value of any Owned Real Property. No building on any Owned Real Property (i) is in violation of applicable setback requirements, zoning laws, or ordinances, (ii) is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications or (ii) encroaches on any property owned by, or easement granted in favor of, any person or entity.

          (u) Valid Buyer Liens. The Long-Term Supply Agreement delivered pursuant to Sections 4.3 and 4.4 will, upon execution and delivery thereof and of the intercreditor agreement referred to in Section 4.2(a) hereof, be effective to create in favor of Buyer legal, valid and enforceable Liens on, and security interests in, all of Seller's right, title and interest in and to the Collateral (as defined in the Long-Term Supply Agreement), and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Liens in favor of Buyer will constitute fully perfected Liens on, and security interests in, all right, title and interest of Seller in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens and the Lien of Seller's senior secured lender, PNC Bank, National Association, as agent.

     Section 3.3. No Additional Representations. SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO SELLER, INCLUDING WITH RESPECT TO ANY OF THE PURCHASED ASSETS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III.

     EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE PURCHASED ASSETS ARE BEING CONVEYED, SOLD, TRANSFERRED, ASSIGNED AND DELIVERED TO BUYER ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS.

                                   ARTICLE IV.
                                     CLOSING

     Section 4.1. Closing. The Closing of the transactions contemplated hereby shall take place on August 31, 2005 or, if not all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth in Section 4.2 (other than conditions with respect to actions the respective parties will take at the Closing itself) have been satisfied as of August 31, 2005, as soon as practicable thereafter following the satisfaction or waiver of such conditions, or such other date as the parties may mutually determine. The Closing shall occur at the offices of Baker & Hostetler LLP, 1900 East 9th Street, Suite 3200, Cleveland, Ohio 44114, or such other place or by such other manner as the parties may agree. The "Closing" means the deliveries to be made by Buyer and Seller, respectively, pursuant to this Article IV and in accordance with this Agreement. "Closing Date" means the date on which the Closing occurs. The Closing will be effective as of the close of business, 6 P.M., Eastern Time, on the Closing Date.

     Section 4.2. Conditions to Obligation to Close.

          (a) Conditions to Obligation of Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by Buyer) of the following conditions:

          (i) the representations and warranties set forth in Section 3.2 shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Seller shall have performed and complied in all material respects with all of its covenants hereunder that are required to be performed and complied with by the Closing Date;

          (iii) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction orbefore any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own and operate the Purchased Assets (and no such injunction, judgment, order, decree, ruling, orcharge shall be in effect);

          (iv) All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all deliveries to be made by Seller pursuant to Section 4.3 will have been taken or made and be reasonably satisfactory in form and substance to Buyer;

          (v) No event, action or condition shall have occurred that has had or is reasonably likely to have a Material Adverse Effect or a material adverse effect on the business or financial condition of Seller;

          (vi) Buyer shall have entered into an intercreditor agreement with PNC Bank, National Association, on substantially the same terms and conditions described in Section 6(d) of the Long-Term Supply Agreement;

          (vii) Buyer and Seller shall have agreed to revise Schedule 5.1 as of the Closing Date to account for LESCO's headquarters personnel that will transfer to Buyer; and

          (viii) Buyer shall have entered into financing arrangements sufficient to enable Buyer to finance the Inventory acquired by Buyer under this Agreement and the anticipated accounts receivable owing to Buyer from Seller under the Long-Term Supply Agreement that provides for (i) an interest rate of not greater than LIBOR plus 400 basis points, (ii) a borrowing base of at least 50% of Buyer's gross inventory and 75% of Buyer gross accounts receivable, (iii) an equity contribution by Buyer and its affiliates of not more than $10,000,00 and (iv) other terms and conditions substantially similar to those set forth in the commitment letter dated February 8, 2005 from PNC Bank and other customary and reasonable terms and conditions

Buyer may waive any condition specified in this Section 4.2(a) if it executes a writing so stating at or prior to the Closing.

          (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by Seller) of the following conditions:

          (i) the representations and warranties set forth in Section 3.1 shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Buyer shall have performed and complied in all material respects with all of its covenants hereunder that are required to be performed and complied with by the Closing Date;

          (iii) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction orbefore any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

          (iv) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all deliveries to be made by Buyer pursuant to

     Section 4.4 will have been taken or made and be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 4.2(b) if it executes a writing so stating at or prior to the Closing.

     Section 4.3. Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer, all duly and properly executed, if applicable, the following:

          (a) The Assignment and Assumption Agreement.

          (b) One or more customary deeds or other appropriate instruments of transfer, transferring full title and ownership of the Owned Real Property to Buyer;

          (c) Such other separate instruments of sale, assignment or transfer that Buyer reasonably may deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Purchased Assets.

          (d) All approvals, consents, waivers and notices from or to governmental and other regulatory agencies as Buyer shall deem reasonably necessary or desirable (including the passage of any required notice periods) and all approvals, consents and waivers from customers, suppliers, lessors and other third parties as specified on SCHEDULE 1.2.

          (e) The Long-Term Supply Agreement and the TSA.

          (f) Resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder, certified by the Corporate Secretary of the Seller.

          (g) The Articles of Incorporation of Seller, certified as of a recent date by the Secretary of State of the State of Ohio.

          (h) A certificate of the Secretary of State of the State of Ohio dated as of a recent date as to the good standing of Seller in such state.

          (i) An environmental insurance policy insuring Buyer for any environmental matters arising prior to the Closing on the Owned Real Property and the Leased Real Property;

          (j) ALTA Form Owner's Policy of Title Insurance insuring Buyer as owner of fee simple title to the Owned Real Property and an affidavit executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act.

          (k) Evidence reasonably satisfactory to Buyer of the release of any Liens on the Purchased Assets (other than Permitted Liens).

          (l) If reasonably requested by Buyer and required by applicable laws, a certificate, dated the Closing Date, setting forth in each case the name, address and Federal tax identification number of the transferor of any Purchased Asset and stating under penalty of perjury that such transferor is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code, such certificate to be in the form set forth in the regulations prescribed pursuant to such Code.

          (m) Disclosure schedules updated as of the Closing Date, if necessary due to a change in circumstances.

          (n) The L/C referred to in Section 6.2(d) of the Long-Term Supply Agreement.

          (o) A letter in the form attached as EXHIBIT E attached hereto and made a part hereof prohibiting offsets of certain amounts owed by Seller to Buyer, to the extent set forth therein.

          (p) A certificate to the effect that each of the conditions specified in Section 4.2(a) is satisfied in all material respects (unless waived by Buyer).

     Section 4.4. Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller, all duly and properly executed, the following:

          (a) The Purchase Price.

          (b) A counterpart copy of the Assignment and Assumption Agreement.

          (c) A counterpart copy of the Long-Term Supply Agreement.

          (d) Resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Secretary of Buyer.

          (e) The Certificate of Incorporation of Buyer, certified as of a recent date by the Secretary of State of the State of Delaware.

          (f) A certificate of the Secretary of State of each state where the failure to be authorized, qualified or licensed to do business would have a Material Adverse Effect or a material adverse effect on the business or financial condition of Seller, each such certificate to be dated as of a recent date as to the good standing of Buyer in such state.

          (g) A certificate to the effect that each of the conditions specified in Section 4.2(b) is satisfied in all material respects (unless waived by Seller).

                                   ARTICLE V.
                              ADDITIONAL COVENANTS

     Section 5.1. Employees.

          (a) Attached hereto as SCHEDULE 5.1 is a list of the personnel primarily associated with Seller's operations on the Owned Real Property and the Leased Real Property, and certain other employees, all as determined by the parties (the "Employees") as of the date hereof. Giving effect to any additions or subtractions from such list as a result of personnel changes occurring in the ordinary course of business, Buyer shall offer employment to all of the Employees as of the Closing Date on an "at will" basis with the same base salary and annual cash bonus opportunity as in effect for such Employee immediately prior to the Closing Date and, otherwise subject to Buyer's terms, conditions and policies of employment; provided, however that any Employee who is absent from work immediately prior to the Closing Date due to injury, disability or approved leave of absence, shall be offered employment hereunder effective upon the Employee's return to active employment, if such Employee returns to active employment no later than (1) if on a short-term disability, workers' compensation leave or on an approved leave of absence under the Family and Medical Leave Act of 1993, as amended ("FMLA" or under the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA"), the last day on which the Employee may return to work under the provisions of the applicable Seller short-term disability plan, FMLA, USERRA or workers' compensation act, or (2) for all other approved leaves of absence workers' compensation leave, within six
(6) months of the Closing Date. Employees who accept such offers of employment from Buyer shall become employees of Buyer as of the Closing Date or, for Employees who are absent from work on the Closing Date due to, injury, disability or approved leave of absence, as of the date of their return to active employment as described in the previous sentence (the "Transferred Employees"). Nothing herein shall require Buyer to employ any Transferred Employee for any length of time.

          (b) Buyer is not assuming any of the Employee Benefit Plans or any liabilities thereunder other than the Assumed Accounts Payable and the Employee Benefit Plan described as "Health Plan Upper Ohio Valley/Rx" on Schedule 3.2(i) hereto. Effective as of the date an Employee becomes a Transferred Employee, such Transferred Employee shall cease to be covered by Seller's employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage (collectively, "Seller Welfare Plans"). Seller shall retain responsibility for all medical benefit claims incurred by Employees prior to the date they become Transferred Employees. For purposes of this subsection, a claim shall be deemed to have been incurred on the date the medical service giving rise to the claim is performed. With respect to the Transferred Employees, effective as of the date an Employee becomes a Transferred Employee, Buyer shall provide medical and dental coverage, life and accident insurance, and disability or similar coverage (collectively, "Buyer Welfare Plans") that are reasonably comparable to the Seller Welfare Plans. The Buyer Welfare Plans shall waive pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or similar provisions to the extent such exclusions, requirements and provisions were waived or satisfied under the applicable Seller Welfare Plan as of the Closing Date. In addition, Buyer shall cause the applicable Buyer Welfare Plans to credit Transferred Employees with amounts credited by Seller under Seller's health and dental plans toward the satisfaction of annual deductible and out-of-pocket maximums under such Buyer health and dental plans during the calendar year in which an Employee becomes a Transferred Employee.

          (c) Seller shall provide to Buyer access to employee records, as needed for Buyer to comply with this Section 5.1. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 5.1. At Closing, Seller will provide all employment records and any employee data which relates to Transferred Employees provided the disclosure of which is not prohibited by applicable law or would result in a liability to Seller.

          (d) Seller shall be responsible for providing or discharging any and all notifications, benefits and Liabilities to Business Employees and governmental entities under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or by any other law relating to plant closings, mass layoffs or employee separations or severance pay that are first required to be provided or discharged on or prior to the Closing Date, and Buyer shall be responsible for providing any notice required pursuant to WARN with respect to a plant closing, layoff or employee separation or severance pay relating to the Transferred Employees after the Closing Date to the extent resulting from events occurring after the Closing Date. Seller shall retain COBRA responsibility for any Employees who do not become Transferred Employees. Buyer shall be responsible for the administration of and shall assume any and all obligations, if any, arising after the Closing Date under COBRA with respect to Transferred Employees and their beneficiaries to the extent resulting from events occurring after the Closing Date.

          (e) Seller shall retain liability for all grants of stock options and restricted stock that were granted to Employees prior to the Closing Date, including all employer taxes and employer costs associated with the exercise or sale of shares acquired thereunder. Seller shall cause each Employee who becomes a Transferred Employee to cease to accrue any additional benefits in any Seller equity compensation plans or programs as of the Closing Date, it being understood that Transferred Employees may have the right to exercise options under such plans or programs.

          (f) As of the Closing Date (or as of the date such individuals become Transferred Employees in accordance with this Section 5.1), the Transferred Employees shall cease active participation in the LESCO, Inc. Stock Investment & Salary Savings Plan & Trust 401(k) Plan (the "Seller Savings Plan"), and Buyer will take, or cause to be taken, all action as may be necessary or appropriate to cause such Transferred Employees who have account balances under the Seller Savings Plan to become participants in a defined contribution plan to be established by Buyer (the "Buyer Savings Plan") effective as of the Closing Date. Account balances relating to the Transferred Employees shall be transferred in kind, to the extent possible, or otherwise in cash, to the Buyer Savings Plan, inclusive of any loan balances, as soon as practicable after the Closing Date but in no event later than ninety (90) days after the Closing Date. Service of each Transferred Employee recognized under terms of the Seller Savings Plan for periods prior to the Closing Date shall be credited to the Transferred Employee for purposes of eligibility and vesting under Buyer Savings Plan. Transferred

Employees who are participants in the Seller Savings Plan will be 100% vested in their accrued benefits and individual account balances under such Seller Savings Plan as of the Closing Date (or as of the date such individuals become Transferred Employees hereunder).

          (g) As of the Closing Date, Buyer or one of its affiliates shall establish a flexible spending account for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and
Section 129 of the Code ("Buyer's FSA") for each Transferred Employee who, on or prior to such date, is a participant, and maintains an account balance, in a flexible spending account for medical or dependent care expenses under a plan maintained by Seller pursuant to Section 125 and Section 129 of the Code ("Seller's FSA"). Buyer shall credit the applicable account of each such Transferred Employee under the Buyer's FSA with an amount equal to the balance of each such Transferred Employee's account under the Seller's FSA on the date immediately prior to the commencement of participation in Buyer's FSA, and Seller will transfer to Buyer in cash an amount equal to the account balances of Transferred Employees under the Seller's FSA as of the Closing Date.

          (h) Seller hereby waives, effective on and after the Closing Date, any breach that would result under any agreement made by any employee in favor of Seller not to compete with Seller, its business activities or otherwise, solely insofar as such breach arises by virtue of such employee's employment by Buyer after the Closing Date.

          (i) In accordance with applicable law, Seller shall notify the union representative(s) representing the Transferred Employees covered by the Collective Bargaining Agreement at Seller's Martins Ferry, Ohio facility that Buyer has assumed such Collective Bargaining Agreement.

     Section 5.2. Non-Solicitation of Employees. Neither party nor their respective representatives shall, without the prior written consent of the other party, directly or indirectly solicit for employment, or employ, any person who was or is an employee of the other party within twelve (12) months of the date of the desired employment commencement date for such person; provided that this
Section 5.2 (or any similar section in the Long-Term Supply Agreement) shall not apply with respect to the Employees to whom Buyer will offer employment under
Section 5.1 hereof or to Steve O'Block. The foregoing provision shall survive for one (1) year beyond the date hereof.

     Section 5.3. [Intentionally deleted].

     Section 5.4. Non-Competition Provision.

          (a) From the date hereof to and including the end of the Contract Term (as defined in the Long-term Supply Agreement) and for a period of one (1) year thereafter neither Seller nor its affiliates nor their respective successors or assigns shall, without the prior written consent of Buyer, knowingly directly or indirectly own, manage, operate, control, provide material financial assistance to, use Buyer's intellectual property for the benefit of, or materially participate in the operation, ownership, management or control of any business entity that competes with Buyer's business of manufacturing and distributing products identical to or similar to the Products within the largest geographic area that is legally enforceable (except to the extent that Seller is permitted to buy Product from third-parties pursuant to the Long-Term Supply Agreement, or unless Seller has re-obtained the manufacturing assets of Buyer (or its successors) pursuant to the Long-Term Supply Agreement, in which case Seller may commence manufacturing and distributing products identical to, similar to or related to the Products) (the "Buyer Restrictive Covenant").

          (b) (i) From the date hereof to and including the end of the Contract Term (as defined in the Long-Term Supply Agreement) or within one (1) year thereafter neither Buyer nor its affiliates nor their respective successors or assigns shall, without the prior written consent of Seller, knowingly directly or indirectly sell any product that is substantially similar to the Products (as defined in the Long-Term Supply Agreement) within the continental United States to any person (or a successor-in-interest to any person) who is, or within the prior twelve (12) months was, a named account customer of LESCO.

          (ii) From the date hereof to and including the end of the Contract Term (as defined in the Long-Term Supply Agreement) and for a period of one
     (1) year thereafter neither Buyer nor its affiliates nor their respective successors or assigns shall, without the prior written consent of Seller, directly or indirectly own, manage, operate, control, provide material financial assistance to, use Seller's intellectual property for the benefit of, or materially participate in the operation, ownership, management or control of any business entity that operates one or more retail stores that derives more than twenty-five percent (25%) of its revenues selling products that compete with LESCO's sale of the Products to end users within the continental United States (subsection (b)(i) and (b)(ii), the "Seller Restrictive Covenant").

For purposes of sub-paragraph (b)(i), EXHIBIT F, which shall be attached hereto and made a part hereof as of the Closing Date, shall set forth a listing of LESCO's named account customers as of the Closing Date; such list shall be updated by LESCO at least quarterly during the Contract Term, but in any event shall not include more than 50 entities. The restrictions set forth in sub-paragraph (b)(i) shall not apply to customers of entities that may be acquired by Buyer, its affiliates or their respective successors or assigns after the Closing Date, that also appear on EXHIBIT F, as updated from time to time.

          (b) The parties recognize and agree that the provisions of this
Section 5.4 are an integral part of this Agreement and that neither would agree to enter into this Agreement and sell/buy the Purchased Assets but for the agreements of the other set forth herein. Each party has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 5.4, including without limitation the time period of restriction and the geographic area of restriction set forth herein, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of each party. In the event that, notwithstanding the foregoing, any of the provisions of this 5.4 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 5.4 relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, then the parties request that the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become, and thereafter be, the maximum restrictions in such regard, this Section 5.4 shall be deemed modified accordingly, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.

          (c) Each party agrees that in the event of any conduct by it or its affiliates or their respective representatives violating any provision of this
Section 5.4, the other party shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for such conduct, to enforce specific performance of such provision, to enjoin the other party from such conduct, to obtain an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that the other party directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with any such violation, or to obtain any other relief, or any combination of the foregoing, that the party may elect to pursue. The party found to be violating the provisions of this Section 5.4 shall pay all legal fees and other costs incurred by the non-violating party to enforce the provisions of this Section 5.4 and to obtain the remedies provided herein.

          (d) The provisions of this Section 5.4 shall not be deemed violated solely as a result of the sale of Buyer or Seller, or the permitted assignment of this Agreement, to a person (such person, a "Transferee") that, at the time of such sale or assignment, does business or has customers or stores that would be considered violative of this Section 5.4, nor shall the provisions of this
Section 5.4 be deemed to restrict, prohibit or curtail the business of any such Transferee.

     Section 5.5. Cooperation. Subject to Section 1.2 of this Agreement, each party covenants to the other party that if, at any time after the execution of this Agreement, the other party will reasonably consider or be advised that any further actions, assignments or assurances are necessary or desirable to carry out the terms and conditions of this Agreement, it will take such actions, execute and make all such assignments and assurances and do all things necessary or appropriate to carry out the terms and conditions of this Agreement, or otherwise consummate the transactions contemplated by this Agreement according to its respective terms. In addition, Buyer hereby covenants and agrees to grant Seller and its representatives access to all Owned Real Property and/or Leased Real Property at any time after the Closing if reasonably required in order for Seller to fulfill its indemnification obligations hereunder and/or to implement any corrective action(s) required by any governmental or quasi-governmental authorities.

     Section 5.6. Publicity. No public announcement or other disclosure shall be made by any person with regard to the transactions contemplated by this Agreement or the Long-Term Supply Agreement without the express prior consent of Seller and Buyer; provided; however, that either party may make such disclosure if advised by counsel that it is legally required to do so, provided that prior to the issuance of such disclosure, it shall be disclosed to the other party hereto and such other party will be given an opportunity to comment thereon. Seller shall seek confidential treatment of the financial terms and formulas set forth herein to the extent that Seller, on the advice of its legal counsel, reasonably believes that such information would be granted confidential treatment by the SEC. (For avoidance of doubt, the foregoing shall not in any way or manner limit Seller's ability to comply with any and all disclosure obligations under any applicable securities law.) Following any disclosure in accordance with the terms hereof, either party may make additional announcements, tombstones or publications that are consistent with such prior disclosures and are in accordance with applicable laws.

     Section 5.7. Confidentiality. Following the Closing, each party (i) shall, and shall cause each of its affiliates and their respective representatives to, keep in confidence any confidential information concerning the manufacture, distribution or sale of the Products for any purpose adverse to the interests of Seller and Buyer. The restrictions and prohibitions set forth in this section will not apply to confidential information that at the time of disclosure is already available in the public domain or becomes available in the public domain, in each case other than as a result of a breach of this Section 5.7. Notwithstanding anything to the contrary in this Agreement or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable law and shall not apply to the tax structure or tax treatment of the transactions contemplated by this Agreement. Each party hereto (and any representative of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

     Section 5.8. Insurance. The parties hereby agree that Buyer may, after the Closing Date, bring or continue to pursue claims for recovery under the "occurrence" based policies and insurance coverage, if any, maintained by Seller and its affiliates concerning the manufacture or distribution of the Products for events that occurred prior to the Closing Date and that are Assumed Liabilities.

     Section 5.9 Financial Information. During the term of the Long-Term Supply Agreement, Seller shall provide Buyer with copies of all monthly financial reporting packages prepared for and delivered to Seller's senior secured lender(s), if any.

     Section 5.10 Tax Cooperation. Seller will cooperate with Buyer and Buyer's agents to provide Buyer the adequate payroll tax records required by federal and state agencies necessary for Buyer to optimize federal and state payroll tax law relating to successor-in-interest transactions, including the transactions contemplated by this Agreement.

Such records shall include, but not be limited to, the following:

     1. An executed release form granting permission to Buyer and its agents to obtain quarterly payroll data from all states within which the Seller conducted operations relating to the manufacture or distribution of the Products.

     2. When required by state taxing agencies, Seller will provide signed (or notarized signatures) necessary to grant permission for Buyer to file for transfers of experience of payroll tax accounts in states which require a signed release by the predecessor Seller.

     3. Seller will provide Buyer and its agents with the most recent Annual 940 Report complete with part I and Part II (computation of tentative credits), and most recent years "tax rate notices" received from individual state agencies.

     4. Seller will provide copies of all Seller's quarterly wage detail reports filed with individual state agencies in the calendar year through the Closing Date.

If Seller utilized an outside payroll tax administrator, then Seller grants Buyer permission to have access to relevant successor-in-interest reports from the payroll vendor, such as state tax rate notices, state quarterly contribution reports, W2s and federal recap reports such as 940 and 941. Seller will provide Buyer with a contact person at the payroll vendor.

     Section 5.11 Expense Reimbursement. Simultaneous with the Closing, Seller shall pay Buyer $2,000,000 in immediately available funds as reimbursement for certain expenses incurred by Buyer in connection with the transactions contemplated hereby.

     Section 5.12 Access to Information. From the date hereof through the Closing Date, Seller shall provide Buyer and its representatives, advisors and potential financing sources ("Representatives") with reasonable access to the Purchased Assets and Employees in order to make such investigation as they shall reasonably request and shall furnish or cause to be furnished to Buyer and its Representatives all data and information concerning the Purchased Assets as may be reasonably requested.

     Section 5.13 Conduct of the Business. Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, Seller shall operate the Purchased Assets in the ordinary course and consistent with past practice and shall use reasonable efforts to maintain satisfactory relationships with its suppliers and keep available the service of the Employees. Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld: (a) increase in any manner the cash compensation and other non-equity based benefits of any Employee except in the ordinary course of business consistent with past practice or as required by law or contract; (b) enter into any agreement with any Employee relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements in accordance with their present terms; (c) authorize or commit to make capital expenditures with respect to the Purchased Assets in excess of $100,000 in any one month period; (d) enter into or materially amend any contract with any material supplier, distributors, 3PL's or freight carriers or
(e) agree to do any of the foregoing.

     Section 5.14 Reasonable Efforts. Seller and Buyer shall use commercially reasonable efforts to bring about the satisfaction of their respective conditions precedent to the consummation of the transactions contemplated hereby, and shall take all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     Section 5.15 Termination. Prior to Closing, this Agreement may be terminated:

          (i) By the mutual written agreement of Buyer and Seller;

          (ii) By the non-breaching party, upon a material breach by the other party hereto of such party's representations, warranties or covenants herein, provided that such breaching party shall have a period of 30 days to cure such breach after receipt of notice thereof by the non-breaching party; or

          (iii) By either party if the Closing has not occurred by October 31, 2005, provided that the party seeking termination did not commit any breach of this Agreement that led to the Closing not having occurred by October 31, 2005.

     Section 5.16 Break-Up Fee.

          (i) If all of the conditions to Buyer's obligation to close, as set forth in Section 4.2(a) hereof (including Seller being ready, willing and able to make the deliveries set forth in Section 4.3 hereof), have been satisfied on or before October 31, 2005, and Buyer fails or refuses to Close, or if the failure to satisfy any one or more of such conditions is due to Buyer's action(s) or inaction(s) in material breach of this Agreement, then Buyer immediately shall pay to Seller in immediately available funds an amount equal to the Break-Up Fee plus the Transaction Expenses.

          (ii) For purposes of this Agreement, the "Break-Up Fee" shall be an amount equal to Two Million Dollars ($2,000,000).

          (iii) For purposes of this Agreement, "Transaction Expenses" mean an amount equal to all of the other party's out-of-pocket costs and expenses incurred in connection with this Agreement, the Long-Term Supply Agreement and the TSA, and the transactions contemplated therein, including without limitation fees and disbursements of its outside legal counsel, accountants and other consultants retained by or on behalf of such other party, together with the other out-of-pocket costs incurred by such other party in connection with analyzing and structuring the transactions contemplated therein, negotiating the terms and conditions of this Agreement and any other agreements or other documents relating to such transactions and conducting due diligence and other activities related to such agreement and such transactions. Anything in this Agreement to the contrary notwithstanding, in no event shall a party owing a Break-Up Fee to the other party be obligated to pay the other party's Transaction Expenses in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

     Section 5.17 Determination of Historical Costs under Section 1 of Attachment E of the Long-Term Supply Agreement. Within 15 days of the date of this Agreement, Seller will provide to Buyer its determination of the Historical Metrics (as defined in the Long-Term Supply Agreement) for purposes of Section 1 of Attachment E of the Long-Term Supply Agreement (the "Cost Savings Historical Metrics") together with reasonable support for such determination. Such Cost Savings Historical Metric shall be determined based on the historical costs incurred by Seller for the items set forth on Schedule 1-A of Section 1 of Attachment E of the Long-Term

Supply Agreement taking into account the additional or duplicative costs that may reasonably be required by Buyer to perform the services required by the Long-Term Supply Agreement. Within the longer of 15 days of receipt of Seller's determination of the Cost Savings Historical Metrics or 30 days from the date of this Agreement, Buyer will provide Seller with its determination of the Cost Savings Historical Metrics. In the event of any disagreement between Buyer and Seller as to the Cost Savings Historical Metrics, the parties shall in good faith attempt to resolve such disagreement within 15 days of Seller's receipt of Buyer's determination of the Cost Savings Historical Metrics. If Buyer and Seller are unable to resolve such disagreement within such 15 days period, the disagreement will be resolved by Deloitte & Touche LLP (or if Deloitte & Touche LLP cannot or is unwilling to serve in such capacity, a nationally recognized, independent public accounting firm selected by mutual agreement of the parties, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by the parties in the conduct of their respective businesses) (the "Arbitrator"), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes with respect to the Cost Savings Historical Metric within ninety (90) days after such engagement, including responsibility for the parties' costs relating to the dispute referred to it pursuant to this Section 5.17. Seller shall provide Buyer with reasonable access to its books, records and systems for purposes of making its determination of the Cost Savings Historical Metric.

                                   ARTICLE VI.
                                 INDEMNIFICATION

     Section 6.1. Survival. The representations and warranties contained in this Agreement shall survive the Closing for eighteen (18) months, provided that the representations and warranties in Sections 3.2(b), (e) (as to title), and (f) shall survive indefinitely or until the end of the applicable statute of limitations applicable to such claim. Written notice of any claim for indemnification under Section 6.2(a)(i) must be delivered by or one behalf of the Indemnified Party within such time period; provided that if a claim is brought within such period it shall remain valid thereafter until ultimately resolved.

     Section 6.2. Indemnification.

          (a) Seller shall indemnify and hold harmless Buyer, its stockholders, subsidiaries, affiliates, successors and permitted assigns, and their respective directors, officers, partners, members, employees, agents and representatives (each, a "Buyer Indemnified Party") from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by a Buyer Indemnified Party, directly or indirectly, as a result of or arising from the following (individually a "Buyer Indemnifiable Claim" and collectively the "Buyer Indemnifiable Claims"):

          (i) Any inaccuracy in or breach of any of the representations or warranties made by Seller in this Agreement or in any agreement, document or instrument required to be delivered by Seller pursuant to this Agreement;

          (ii) Any nonperformance of any of the covenants or obligations made by Seller in this Agreement;

          (iii) Any Retained Liability, including any liability or Damage arising from the operation or the manufacture of the Products by Seller prior to the Closing Date, including any claims arising under any theory of "successor liability;

          (iv) Any claim from any of Seller's shareholders or creditors relating to the transactions contemplated hereby;

          (v) Any taxes of any nature arising from Seller's ownership of the Purchased Assets as a result of, or with respect to or relating to periods ending on or prior to, the Closing; and

          (vi) Any liability arising under any Environmental, Health and Safety Laws or as a result of the Release of any Hazardous Material, in each case to the extent relating to actions, omissions, events or occurrences prior to the Closing; provided that this shall include any liability, costs or expenses incurred in connection with item 1 and item 5 on Schedule 3.2(h), whether relating to events occurring before or after the Closing Date.

          (b) Buyer shall indemnify and hold harmless Seller, its shareholders, subsidiaries, affiliates, successors and permitted assigns, and their respective directors, officers, employees, agents and representatives (each, a "Seller Indemnified Party") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by a Seller Indemnified Party, directly or indirectly, as a result of or arising from the following (individually a "Seller Indemnifiable Claim" and collectively the "Seller Indemnifiable Claims"):

          (i) Any inaccuracy in or breach of any of the representations or warranties made by Buyer in this Agreement or in any agreement, document or instrument required to be delivered by Buyer pursuant to this Agreement; and

          (ii) Any nonperformance of any of the covenants or obligations made by Buyer in this Agreement.

     Section 6.3. Limitations on Indemnification. No Buyer Indemnified Party, on the one hand, or any Seller Indemnified Party, on the other hand, shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim pursuant to Sections 6.2(a)(i) or Sections 6.2(b)(i), as applicable (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) until the aggregate amount of Damages with respect to all such Indemnifiable Claims or Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, exceeds Twenty-Five Thousand Dollars ($25,000) (the "Threshold"), in which event such Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall be entitled to indemnification hereunder for all Damages in excess of the Threshold, provided that the

Threshold will not apply to a breach of representation or warranty under Sections 3.2(b), (e) (as to title), or (f). Furthermore, the maximum aggregate liability of Seller with respect to all Indemnifiable Claims pursuant to Sections 6.2(a)(i) and the maximum aggregate liability of Buyer with respect to all Indemnifiable Claims pursuant to Sections 6.2(b)(i) shall be Twelve Million Dollars ($12,000,000) (the "Cap"), provided that the Cap will not apply in instances of fraud or in the event of a breach of representation or warranty under Sections 3.2(b), (e) (as to title), or (f). Furthermore, no Buyer Indemnified Party, on the one hand, or any Seller Indemnified Party, on the other hand, shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim pursuant to Section 6.2, as applicable (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) to the extent such Indemnified Party receives insurance proceeds or third party contractual payments for the Indemnifiable Claim or to the extent that the Indemnifiable Claim is included in the calculation of Standard Cost pursuant to the Long-Term Supply Agreement. Buyer shall not be entitled to indemnification under Section 6.2(a)(vi) to the extent that Buyer incurs costs, expenses or liability other than (x) for a clean-up action or remediation required by law or initiated by a third-party (including, but not limited to, a governmental authority or agency) or (y) discovered in the ordinary course of Buyer's business.

     Section 6.4. Procedure for Indemnification with Respect to Third-Party Claims.

          (a) If any Indemnified Party determines to seek indemnification under this Article VI with respect to Buyer's Indemnifiable Claims or Seller' Indemnifiable Claims ("Indemnifiable Claims") resulting from the assertion of liability by third parties, it shall give notice to the Indemnifying Party as soon as is reasonably practicable under the circumstances but in all events within forty-five (45) days after the Indemnified Party's becoming aware of such Indemnifiable Claim or of facts upon which such Indemnifiable Claim will be based; provided that failure to give notice within such time period shall not restrict the Indemnified Parties right to indemnification hereunder except to the extent the Indemnifying Party is prejudiced by the failure to receive notice within such 45 day period. This notice shall set forth the information with respect thereto that is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing (i) the Indemnified Party also shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party (as long as the Indemnifying Party continues to defend such matter), unless the representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party in the opinion of counsel to the Indemnified Party, in which case the Indemnified Party will be entitled to retain its own counsel with fees and expenses to be paid by the Indemnifying Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not adversely be affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

          (b) If the Indemnifying Party, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

          (c) Notwithstanding anything in this Section to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise or settle such Indemnifiable Claim; and (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof providing for the giving by the claimant or the plaintiff to the Indemnified Party and all affiliates of the Indemnified Party a release from all liability in respect of such Indemnifiable Claim and does not otherwise place any restrictions or limitations on the Indemnified Party.

     Section 6.5. Procedure For Indemnification with Respect to Non-Third-Party Claims. If the Indemnified Party asserts the existence of an Indemnifiable Claim (excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the claim asserted. If the Indemnifying Party, within 45 days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Indemnifiable Claim. During the time period set forth in the preceding sentence, the Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim. If, however, the Indemnifying Party contests the assertion of a claim by giving written notice to the Indemnified Party within that period, then the parties hereto, acting in good faith, shall attempt to reach agreement with respect to that Indemnifiable Claim within ten days after that notice. If the parties cannot reach agreement with respect to that Indemnifiable Claim within 30 days after that notice, any party shall seek to resolve such dispute first by mediation (not to exceed six months) and then in the courts identified in Section 7.14.

     Section 6.6. Exclusive Remedy of Buyer. After the Closing, the remedies provided for in this Article VI shall be the exclusive remedy of Buyer and Seller for any breach by Seller or Buyer of this Agreement or any dispute arising in connection with or as a result of the transactions contemplated by this Agreement; provided that this shall not prejudice any rights or remedies available to the parties under the Long-Term Supply Agreement or the TSA.

                                  ARTICLE VII.
                            MISCELLANEOUS PROVISIONS

     Section 7.1. Notices. All notices and communications required under this Agreement shall be in writing and shall be sent by hand, by registered or certified mail return receipt requested, by overnight courier service maintaining records of receipt, or by facsimile transmission with confirmation of successful transmission of such facsimile, and shall be effective on the earlier of receipt or (a) the date delivered by hand, or (b) the third Business Day after being mailed, or (c) the following Business Day if sent by overnight courier service, or (d) upon receipt of successful transmission confirmation, if sent by facsimile. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and made when electronically confirmed if sent by telecopy on the date of personal delivery, and on the date of confirmed delivery if mailed by U.S. certified or registered mail, return receipt requested, or if sent by a nationally recognized overnight courier service. Any such notice, demand or request shall be addressed to the following addresses or such other address as may be designated in writing hereafter by, such party:

          If to Seller, to:

             LESCO, Inc.
             1301 East 9th Street
             Suite 1300
             Cleveland, Ohio 44114-1849
             Attention: Jeffrey Rutherford, CFO
             Telecopy No: (216) 706-5163

          If to Buyer, to:

             Turf Care Supply Corp.
             360 N. Crescent Blvd, South Building
             Beverly Hills, CA 90210
             Attn: Eva Kalawski, Esq.
             Telecopy No: (310) 712-1863

     Section 7.2. Certain Interpretive Matters and Definitions.

          (a) Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP as in effect on the date hereof, (iii) "or" is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa and (v) all references to "including" shall mean "including without limitation." All references to "$" or dollar amounts will be to lawful currency of the United States of America.

          (b) For purposes of this Agreement, an entity shall be deemed to have "knowledge" of a particular fact, matter or circumstance if any individual listed on SCHEDULE 7.2(B) has knowledge of such fact, matter or circumstance.

          (c) The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     Section 7.3. Further Assurances. At and after the Closing, Seller shall, from time to time, at the request of, and without further cost or expense to, Buyer, execute and deliver such other instruments of assignment, conveyance and transfer and take such other actions as reasonably may be requested by Buyer in order to more effectively consummate the transactions contemplated hereby.

     Section 7.4. Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to that subject matter.

     Section 7.5. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder inure to the benefit of and are binding upon Seller and their respective successors and permitted assigns, and Buyer, its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party or parties. Notwithstanding the foregoing, but subject in all events to the provisions of Section 5.4(a)(ii) of this Agreement, Buyer may assign all or a part of its rights and obligations under this Agreement to any other Person that is a direct or indirect wholly owned subsidiary of Platinum Equity, LLC or of Platinum Equity Capital Partners, L.P., a private equity fund of which an affiliate of Platinum Equity, LLC is the general partner and (i) assign any or all of its rights, interests and obligations hereunder to one or more of its affiliates, (ii) make a collateral assignment of any rights or benefits hereunder to any lender or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of all or substantially all of its assets, a change in control, or other extraordinary corporate event.

     Section 7.6. Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Seller and Buyer hereby agree that such court shall have jurisdiction to reform such provision, and Seller and Buyer hereby request such court to reform such provision, so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     Section 7.7. Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or of any of the rights of a party hereto shall be effective or binding unless that waiver is in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by that other party, nor shall any forbearance by any party to seek a remedy for any noncompliance or breach by any other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     Section 7.8. No Third Party Beneficiaries. Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including any employee of Seller or Buyer), other than the parties hereto and their permitted successors and assigns and any Indemnified Parties, any rights, remedies or other benefits under or by reason of this Agreement.

     Section 7.9. Counterparts. This Agreement may be executed simultaneously in multiple counterparts (including by facsimile), each of which will be deemed an original, but all of which taken together constitute one and the same instrument. This Agreement will become binding when one or more counterparts have been executed and delivered by each of the parties hereto.

     Section 7.10. Governing Law. This Agreement is governed in all respects, including as to its validity, interpretation and effect, by the internal laws of the State of Ohio without regard to the principles of conflicts of laws thereof.

     Section 7.11. Venue; Consent to Service. Each of the parties irrevocably submits to the jurisdiction of the state courts of Ohio and the United States District Courts sitting in Ohio for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the parties irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any Ohio state court sitting in Cuyahoga County, Ohio or the any United States District Court sitting in Ohio. Each of the parties agrees that a final judgment in any action or proceeding therein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties agrees that service of process or notice in any such action or proceeding shall be effective if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, as provided in Section 7.1 hereof.

     Section 7.12. Bulk Sales Waiver. Buyer and Seller hereby waive compliance with any applicable bulk sale laws in connection with the transactions contemplated by this Agreement; provided, however, that Seller shall indemnify and hold Buyer and its affiliates harmless from and against any losses, liabilities, costs and expenses arising out of noncompliance with any such laws if and to the extent that any such laws confer upon Sellers in transactions of this type primary responsibility for compliance, and liability for noncompliance, therewith.

                            [Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

                                        BUYER:

                                        Turf Care Supply Corp.


                                        By: /s/ Eva M. Kalawski
                                            ------------------------------------
                                        Title: Secretary


                                        SELLER:

                                        LESCO, Inc.


                                        By: /s/ Jeffrey L. Rutherford
                                            ------------------------------------
                                        Title: Senior Vice President and Chief
                                               Financial Officer

                                INDEX OF EXHIBITS

Exhibit A   Index of Defined Terms
Exhibit B   Assignment and Assumption Agreement
Exhibit C   Long-Term Supply Agreement
Exhibit D   Transitional Services Agreement
Exhibit E   No Offset Letter
Exhibit F   Seller Customer List

                               INDEX OF SCHEDULES

Schedule 1.1(a)   Owned Real Property  and Leased Real Property
Schedule 1.1(b)   Equipment
Schedule 1.1(c)   Personal Property
Schedule 1.1(d)   Inventory
Schedule 1.1(e)   Permits
Schedule 1.1(f)   Personal Property Leases
Schedule 1.1(g)   Contracts
Schedule 1.1(k)   Proprietary Rights
Schedule 1.2      Non-Assignability of Assets
Schedule 1.4      Assumed Liabilities
Schedule 3.2(a)   Foreign Qualifications
Schedule 3.2(d)   Compliance with Laws; Authorizations; Permits
Schedule 3.2(e)   Condition and Sufficiency of and Title to Purchased Assets
Schedule 3.2(f)   Environmental Matters
Schedule 3.2(h)   Legal Proceedings
Schedule 3.2(i)   Employee Benefit Plans
Schedule 3.2(l)   Insurance Policies
Schedule 3.2(m)   Product Warranty Experience
Schedule 3.2(n)   Proprietary Rights
Schedule 3.2(p)   Material Changes
Schedule 3.2(r)   Employment Matters
Schedule 5.1      Employees
Schedule 7.2(b)   List of Employees for "Knowledge" Purposes

THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED EXHIBIT AND SCHEDULE TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

                                    EXHIBIT A
                             INDEX OF DEFINED TERMS

TERM                                                                        PAGE
----                                                                        ----
Action                                                                        6
Agreement                                                                     1
Assignment and Assumption Agreement                                           1
Assumed Liabilities                                                           4
Break-Up Fee                                                                 25
Buyer                                                                         1
Buyer Indemnifiable Claim/Claims                                             26
Buyer Indemnified Party                                                      26
Cap                                                                          27
Closing                                                                      14
Closing Date                                                                 14
Contracts                                                                     2
Contract Term                                                                20
Damages                                                                      26
Employee Benefit Plans                                                       10
Employees                                                                    18
Environmental Health and Safety Laws                                          9
Equipment                                                                     2
Exceptions                                                                    6
Exchange Acr                                                                 13
Excluded Assets                                                               4
GAAP                                                                          5
Governmental Authority                                                        3
Hazardous Substances                                                          9
Indemnifiable Claims                                                         28
Inventory                                                                     2
knowledge                                                                    31
Leased Real Property                                                          1
Liens                                                                         8
Long-Term Supply Agreement                                                    5
Material Adverse Effect                                                       6
Owned Real Property                                                           1
Permits                                                                       2
Permitted Liens                                                               8
Person                                                                        3
Personal Property                                                             2
Personal Property Leases                                                      2
Products                                                                      1
Proprietary Rights                                                           11
Purchase Price                                                                5
Purchased Assets                                                              1

Regulations                                                                   7
Release                                                                       9
Restrictive Covenant                                                         21
Retained Liability/Retained Liabilities                                       4
SEC                                                                          11
Seller                                                                        1
Seller Indemnifiable Claim/Claims                                            27
Seller Indemnified Party                                                     27
Threshold                                                                    27
Transaction Documents                                                         5
Transferred Employees                                                        18
TSA                                                                           5

31168, 94002, 101108069.1, Platinum APA - 10-Q version